Exhibit 10.1

*Portions of the exhibit have been excluded because it is both not material and is the type of information that the registrant treats as private or confidential.

TERM SHEET FOR DISTRIBUTION OF DERAMIOCEL (CAP-1002) IN EUROPE

August 27, 2024

Items	Contents
Party/Parties	Capricor Therapeutics, Inc. and Capricor, Inc. (hereinafter collectively “Capricor”) and Nippon Shinyaku Co., Ltd. (hereinafter “NS”)
Product	Cell therapy product using human allogeneic cardiosphere-derived cells, developed by Capricor and known as “deramiocel” (CAP-1002), used for the treatment of diseases and symptoms in humans for DMD.
Indication	Duchenne muscular dystrophy (DMD)
Territory	European Region European Region means [***].
Grant of Rights

Capricor shall grant NS an exclusive right to market, promote, sell, commercialize, import and distribute the Products in the Territory including the right to appoint subdistributors with prior written notice to Capricor (with approval to be further outlined in the Definitive Agreement).

If during the term of this Agreement, both Parties concur that any patent rights held by third parties would be infringed by the sale of Product in the Territory pursuant to this Agreement, Capricor shall use best efforts to acquire such rights at its sole responsibility and expense.  Without any request from NS, Capricor agrees not to market, promote, sell, commercialize, import or distribute the Products in the Territory (including through an appointed distributor); provided Capricor shall have the right (directly and/or through its distributors) to promote, sell, commercialize, import and distribute the Products in the Territory: (a) if NS is unable to do so due to conditions to be set forth in the Agreement such as those conditions set forth in the U.S. agreement, and (b) for indications other than DMD.

Agreement Term

The Agreement shall commence on the date of the execution of the Agreement and, on a country-by-country basis in the Territory, continue in full force and effective until:

1) The expiration date of the last to expire validated European patents that cover a deramiocel composition, manufacturing process, or DMD therapeutic use*; and

2) The expiration date of the regulatory exclusivity periods** for the Indication of the Product in each country of the Territory,

whichever comes later, unless earlier terminated pursuant to the terms of the Agreement.

*The applicable patents and pending patent applications shall be listed on an exhibit to the Agreement.

** Regulatory exclusivity periods mean period of the data protection and market exclusivity designated in the Article 14(11) of Regulation (EC) No 726/2004 or equivalent regulations.

The terms for extension of the Agreement Term shall be discussed between the Parties in a negotiation of the Agreement.

Clinical Study

After the execution of the Agreement, Capricor shall conduct all clinical studies of the Products for the Indication in the Territory if required by applicable regulatory authorities at its responsibility and expense.

Regulatory Approval

In the Territory, Capricor shall be responsible for the development and the new drug application of the Products and shall make reasonably commercial efforts to obtain the regulatory approval of the Product as the marketing authorization holder. Also, Capricor shall be responsible for maintaining and controlling such regulatory approval.

The timeline of the development and the new drug application of the Products in the Territory shall be agreed in the course of negotiations on the Agreement.

Price Negotiation

Capricor shall be responsible for applying for the pricing of the Product in the Territory through close consultation with NS.  Capricor shall advise and shall keep NS informed on the status of the discussions with any governmental authorities on application for the list price and the reimbursement price for the Product in the Territory, including any material discussions with respect thereto and the price proposed by the authorities. The target price of the reimbursement price and the list price of the Product shall be agreed upon by the Parties on a country-by-country basis in the Territory prior to filing for the regulatory approval of the Product, prior to submission of the value dossier to the evaluation agency related to the drug price (including, but not limited to, Health Technology Assessment agencies) or the other timings as designated by NS. If the reimbursement price or the list price of the Product does not reach the respective target price agreed upon by the Parties, the Parties shall revise the terms and conditions of the Agreement in good faith to make performance of the Agreement commercially reasonable to the Parties.

Pharmacovigilance

Capricor shall be responsible for any safety surveillance related to pharmacovigilance required for the Product in the Territory at its responsibility and expense. The details of the terms related hereto shall be set forth in the Pharmacovigilance Agreement. The global safety database of the Product shall be established at Capricor’s responsibility and expense.

Supply of Commercial Products

Capricor shall manufacture and supply to NS quantities of commercial Products to satisfy NS’s purchase requirements after packaging as the final product at the Transfer Price.

Details regarding the supply of commercial Products shall be determined separately in a supply agreement and a quality agreement.

Initial Investment

NS shall make a payment to Capricor of 15 million U.S. dollars through a purchase of common shares of Capricor Therapeutics, Inc. pursuant to Article 2 of the Letter of Intent. The purchase price of the common shares shall be at a twenty percent (20%) premium over the sixty (60)-day VWAP preceding the execution date of the SPA.

Upfront Payment

NS shall make an upfront payment of 20 million U.S. dollars in cash upon the execution of the Agreement. Such payment shall be consideration for the costs and expenses incurred and to be incurred by Capricor in connection with any and all administrative, clinical, process development, CMC, regulatory and commercial development of the Product for the Territory.

Timing of the payment of the 20 million U.S. dollars above shall be within 30 days from the date of the invoice to be issued by Capricor after the execution of the Agreement.

Development Milestones

NS shall pay to Capricor in U.S. dollars the following Development Milestones upon the first achievement of the following particular milestone events with respect to the Products:

Timing of such payments shall be within 30 days from the date of the written notice of the respective event after the execution of the Agreement.

[***]

Sales Milestones

Commencing in NS’s fiscal year following achievement of marketing authorization, NS shall pay to Capricor the following Sales Milestones   when the annual Net Sales of the commercial Products in the Territory (in total, not on a country by country basis) achieves the following amounts for the first time. The definition of the “Net Sales” shall be set forth in the Agreement.

[***]

Minimum Sales Requirements

NS shall be required to sell a certain minimum number of Commercial Products in the Territory (“Minimum Sales Requirements”) during each calendar year of the Agreement commencing with the year in which the Marketing Authorization is approved and ending upon the termination or expiration of the Agreement. The Minimum Sales Requirements shall be set forth in the Agreement.

Transfer Price of Commercial Products	During the Agreement Term, NS shall pay to Capricor the amount equivalent to CoG (Cost of Goods) plus a [***]% mark-up for the Products supplied to NS in the Territory as the Transfer Price.
Supply Price as Share of Revenues

On a country-by-country basis in the Territory, NS shall pay to Capricor on a quarterly basis the amount calculated by the following formula in the Territory during the Agreement Term as a share of revenues from sales of the Products.

[***]

If any biosimilar of the Product is launched in the Territory, the Parties shall consider reducing the Supply Price above to make performance of the Agreement commercially reasonable to the Parties.

Withholding Tax

NS shall deduct applicable withholding taxes, if any, from the amount paid to Capricor when NS pays the upfront payment, development milestone payments, sales milestone payments and revenue share, if required.

Representations and Warranties

Capricor represents and warrants that Capricor has the right to grant NS the rights specified in the “Grant of Rights” and “Trademark” above in the Territory.

Capricor shall indemnify and hold NS and NS Indemnified Parties (to be defined in the Agreement) harmless from and against, and in respect of, any and all Third-Party Claims (to be defined in the Agreement) asserted against or incurred by, and any and all expenses payable by NS or any of NS Indemnified Parties that arises out of or relate to actual or alleged infringement of misappropriation alleged by third parties of patents, copyrights, trademarks, or other intellectual property rights by the using or selling of Product (except to the extent arising from NS’s use or sale of the Product in a manner not approved by Capricor).

Trademarks

During the Agreement Term, the trademarks used for the Products (“Trademarks”) shall be held by Capricor, and Capricor shall grant to NS the right to use such Trademarks in the Territory to the extent necessary to achieve the purposes of the Agreement without any charge to NS.

In the Territory, Capricor shall file an application of, register, maintain and manage the Trademarks at Capricor’s responsibility and expense.

Governing Law	The laws of the State of New York, USA.

Arbitration	New York, New York or Los Angeles, California Rules of Arbitration of the International Chamber of Commerce (“ICC Rules”) of ICC

The other details shall be determined in a definitive agreement through mutual negotiation.

The definitive Agreement shall include, but not limited to, provisions for representation of warranty, indemnifications, reporting, forecasting, audit, product liability and confidentiality and also includes any ordinarily and customarily described provisions.